Exhibit 5.2

Willow Lane Acquisition Corp. 89 Nexus Way, Camana Bay Grand Cayman KY1-9009 Cayman Islands	D +1 345 815 1877
E bradley.kruger@ogier.com

Reference: 509682.00001

28 October 2024

Willow Lane Acquisition Corp. (the Company)

We have been requested to provide you with an opinion on matters of Cayman Islands law in connection with the Company’s registration statement on Form S-1, including all amendments or supplements thereto, filed with the United States Securities and Exchange Commission (the Commission) under the United States Securities Act of 1933 (the Act), as amended, (including its exhibits, the Registration Statement) related to the offering and sale of:

(a)	up to 11,000,000 units (together, the Units), each Unit consisting of one class A ordinary share of the Company with a par value of US$0.0001 each (the Class A Ordinary Shares) and one-half of one redeemable warrant, each whole warrant entitling the holder thereof to purchase one Class A Ordinary Share (the Warrants);

(b)	up to 1,650,000 Units (the Over-Allotment Units) which the underwriters, for whom BTIG, LLC is acting as a representative, will have a right to purchase from the Company to cover over-allotments, if any;

(c)	all Class A Ordinary Shares and all Warrants issued as part of the Units and the Over-Allotment Units; and

(d)	all Class A Ordinary Shares that may be issued upon exercise of the Warrants included in the Units and the Over-Allotment Units.

Ogier (Cayman) LLP 89 Nexus Way Camana Bay Grand Cayman, KY1-9009 Cayman Islands T +1 345 949 9876 F +1 345 949 9877 ogier.com	A list of Partners may be inspected on our website

Willow Lane Acquisition Corp. 28 October 2024

This opinion is given in accordance with the terms of the Legal Matters section of the Registration Statement.

Unless a contrary intention appears, all capitalised terms used in this opinion have the respective meanings set forth in Schedule 1. A reference to a Schedule is a reference to a schedule to this opinion and the headings herein are for convenience only and do not affect the construction of this opinion.

1	Documents examined

For the purposes of giving this opinion, we have examined the corporate and other documents and conducted the searches listed in Schedule 1. We have not made any searches or enquiries concerning, and have not examined any documents entered into by or affecting the Company or any other person, save for the searches, enquiries and examinations expressly referred to in Schedule 1.

2	Assumptions

In giving this opinion we have relied upon the assumptions set forth in Schedule 2 without having carried out any independent investigation or verification in respect of those assumptions.

3	Opinions

On the basis of the examinations and assumptions referred to above and subject to the qualifications set forth in Schedule 3 and the limitations set forth below, we are of the opinion that:

Corporate status

(a)	The Company has been duly incorporated as an exempted company with limited liability and is validly existing and in good standing with the Registrar of Companies of the Cayman Islands (the Registrar).

Corporate power

(b)	The Company has all requisite power under its Memorandum and Articles of Association (as each is defined in Schedule 1) to issue the Class A Ordinary Shares (including the issuance of the Class A Ordinary Shares upon the exercise of the Warrants in accordance with the Warrant Documents), to execute and deliver the Documents and to perform its obligations, and exercise its rights, under such documents.

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Willow Lane Acquisition Corp. 28 October 2024

Corporate authorisation

(c)	The Company has taken all requisite corporate action to authorise:

(i)	the issuance of the Class A Ordinary Shares (including the issuance of the Class A Ordinary Shares upon the exercise of the Warrants in accordance with the Warrant Documents); and

(ii)	the execution and delivery of the Documents and the performance of its obligations, and the exercise of its rights, under such documents.

Shares

(d)	The Class A Ordinary Shares to be offered and issued by the Company as contemplated by the Registration Statement (including the issuance of the Class A Ordinary Shares upon the exercise of the Warrants in accordance with the Warrant Documents), when issued by the Company upon:

(i)	payment in full of the consideration as set out in the Registration Statement and in accordance with the terms set out in the Registration Statement (including the issuance of the Class A Ordinary Shares upon the exercise of the Warrants in accordance with the Warrant Documents) and in accordance with the Memorandum and Articles of Association; and

(ii)	the entry of those Class A Ordinary Shares as fully paid on the register of members of the Company,

shall be validly issued, fully paid and non-assessable.

4	Matters not covered

We offer no opinion:

(a)	as to any laws other than the laws of the Cayman Islands, and we have not, for the purposes of this opinion, made any investigation of the laws of any other jurisdiction, and we express no opinion as to the meaning, validity, or effect of references in the Documents to statutes, rules, regulations, codes or judicial authority of any jurisdiction other than the Cayman Islands;

(b)	except to the extent that this opinion expressly provides otherwise, as to the commercial terms of, or the validity, enforceability or effect of the documents reviewed (or as to how the commercial terms of such documents reflect the intentions of the parties), the accuracy of representations, the fulfilment of warranties or conditions, the occurrence of events of default or terminating events or the existence of any conflicts or inconsistencies among the documents and any other agreements into which the Company may have entered or any other documents; or

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Willow Lane Acquisition Corp. 28 October 2024

(c)	as to whether the acceptance, execution or performance of the Company’s obligations under the documents reviewed by us will result in the breach of or infringe any other agreement, deed or document (other than, to the extent expressly provided herein, the Memorandum and Articles of Association) entered into by or binding on the Company.

5	Governing law of this opinion

5.1	This opinion is:

(a)	governed by, and shall be construed in accordance with, the laws of the Cayman Islands;

(b)	limited to the matters expressly stated in it; and

(c)	confined to, and given on the basis of, the laws and practice in the Cayman Islands at the date of this opinion.

5.2	Unless otherwise indicated, a reference to any specific Cayman Islands legislation is a reference to that legislation as amended to, and as in force at, the date of this opinion.

6	Consent

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and also consent to the reference to this firm in the Registration Statement under the heading “Legal Matters”. In the giving of our consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the Rules and Regulations of the Commission thereunder.

Yours faithfully

/s/ Ogier (Cayman) LLP

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